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Exhibit 11.1 - Computation of Earnings Per Common Share.

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                                                                     THREE MONTHS ENDED JUNE 30,
                                                               ------------------------------------
                                                                  2001                       2000
                                                               ---------                   --------
                                                              (in thousands except for per share data)
Basic Computation:
  Net income                                                    $    561                   $  2,989
  Pro Forma Net income                                          $  3,942                   $  3,152
  Pro Forma Net income after Tax (35%)                          $  2,562                   $  2,049
  Weighted average shares outstanding                             22,081                     21,195


  Net income per common share                                   $   0.03                   $   0.14
  Pro Forma Net income                                          $   0.18                   $   0.15
  Pro Forma Net income after tax                                $   0.12                   $   0.10

Diluted Computation:
  Weighted average shares outstanding                             22,081                     21,195
  Additional shares - Options                                      1,438                      1,551
  Additional shares - Warrants                                       234                        346
                                                                --------                   --------
  Total                                                           23,753                     23,092

  Net income per common share                                   $   0.02                   $   0.13
  Pro Forma Net income                                          $   0.17                   $   0.14
  Pro Forma Net income after tax                                $   0.11                   $   0.09
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